EXHIBIT 99.2

[SEAWAY LOGO]

SEAWAY FOOD TOWN, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Seaway Food Town, Inc.:

        A special meeting of shareholders of Seaway Food Town, Inc. will be held at _______________, Ohio, on ___________, 2000, at 9:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 6, 2000, among Seaway Food Town, Inc., Spartan Stores, Inc., a Michigan corporation, and Spartan Acquisition Corp., a Michigan corporation and wholly owned subsidiary of Spartan Stores. In the merger, Seaway will become a wholly owned subsidiary of Spartan Stores by merging with Spartan Acquisition Corp.

2.	To transact any other business that may properly come before the special meeting or any adjournment of the meeting.

        Shareholders of record at the close of business on _________, 2000, are entitled to notice of and to vote at the special meeting and any adjournment of the meeting. The following prospectus and joint proxy statement and enclosed proxy card are being furnished to shareholders on or about __________, 2000.

        The accompanying prospectus and joint proxy statement describes the proposed merger and the merger agreement in more detail. A copy of the merger agreement is attached as Annex A to the prospectus and joint proxy statement. We encourage you to read these documents carefully.

        Your board of directors, after careful consideration, has determined that the merger is fair to and in the best interests of Seaway and our shareholders and has unanimously approved the merger agreement. Your board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement.

        Your vote is important, regardless of the number of shares that you own. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required for adoption of the merger agreement. Even if you plan to attend the special meeting in person, please sign and return promptly the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
By order of the board of directors Gary D. Sikkema Secretary

__________, 2000
Seaway Food Town, Inc.
1020 Ford Street
Maumee, Ohio 43537